SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (or Date of Earliest Event Reported): April 30, 2001



                              SWIFT ENERGY COMPANY
             (Exact name of Registrant as specified in its charter)


    Texas                                01-8754                 74-2073055
 (State or other jurisdiction of  (Commission File Number)     (IRS Employer
     incorporation)                                          Identification No.)





16825 Northchase Drive, Suite 400, Houston Texas                   77060
(Address of principal executive offices)                         (Zip Code)



                                 (281) 874-2700
              (Registrant's telephone number, including area code)



                                 Not applicable
          (Former name or former address, if changed since last report)

                    INFORMATION TO BE INCLUDED IN THE REPORT

Items 1 through 4 and Items 6 through 9 are not included because they are not applicable.

     Swift Energy Company ("Swift") will be holding its annual meeting of shareholders on May 8, 2001. In connection with the annual meeting, Swift sent a proxy statement to each of its shareholders on or about April 3, 2001, a copy of which was filed with the SEC, containing a description of the proposals to be considered and voted on at the meeting. Swift now intends to amend two of the four proposals described in the proxy statement. Accordingly, this report is being filed to provide the shareholders with a summary of the amendments to the proposals and an outline of Swift's plan for its May 8 annual meeting.


Item 5.  Other Events.

     During the past week, Swift learned that Institutional Investor Services, Inc. ("ISS") had recommended that institutional investors vote against proposal 2, (the approval of Swift's 2001 Omnibus Stock Option Plan (the "2001 Plan") and ratification of an amendment extending Swift's 1990 Stock Compensation Plan) proposal 3 (the increase of the number of Swift's authorized shares) and proposal 4 (the grant of authority to allow Swift to extend the solicitation period for proxies in the event of the postponement or adjournment of the annual meeting). In view of the short time until the annual meeting date, Swift felt the most cost-effective course would be to modify proposals 2 and 3 to fit within ISS's guidelines. By taking this approach, on April 30, ISS recommended that institutional investors vote in favor of proposals 2, 3 and 4, and Swift was able to maintain the basic intent of these proposals. Additionally, Fidelity Investments, one of Swift's institutional investors, has its own guidelines that would affect its ability to vote in favor of the 2001 Plan. Swift, therefore, decided to make a few additional changes to the 2001 Plan.

     Accordingly, Swift intends to convene its annual meeting on May 8, 2001 for its shareholders to consider and vote on proposal 1, the election of directors, and proposal 4, the grant of authority to allow Swift to extend the solicitation period covering proposals 2 and 3. If proposal 4 passes, Swift intends to adjourn the meeting until June 7, 2001 to allow shareholders to vote on the amended proposals 2 and 3. Following the adjournment, Swift will mail to its shareholders a notice of amendment to the proxy statement, containing the amended text of proposals 2 and 3 and providing an explanation of the rationale for and a description of the amendments to the proposals.

     In order to fit within ISS's guidelines, Swift intends to amend proposal 2, asking for approval of Swift's 2001 Omnibus Stock Option Plan and ratification of an amendment extending Swift's 1990 Stock Compensation Plan, so that (a) the number of shares of common stock reserved for awards granted or issued under the 2001 Plan is reduced from 3.5 million shares to 1.5 million shares, (b) options to purchase no more than 100,000 shares of the total of 1.5 million shares of common stock reserved for issuance under the 2001 Plan may be granted at exercise prices less than the fair market value of the common stock on the date of grant, and (c) repricing of options can take place only if prior shareholder approval is obtained. Further, in order to fit within Fidelity Investments' guidelines, the 2001 Plan (a) extends from one year to three years the amount of time a grantee must provide services to the Company for restricted award options to vest, (b) provides that, except as to 100,000 shares of the total 1.5 million shares, performance bonus awards granted in whole or in part in stock must be awarded in place of receipt of some or all of the award in cash, based on the fair market value of the stock, and (c) requires shareholder approval of any new types of awards created under the 2001 Plan.

     In addition, to fit within ISS's guidelines, Swift intends to amend proposal 3, asking for an increase in the number of Swift's authorized shares of common and preferred stock, so that (a) the increase in the number of authorized shares of common stock will be only 50 million shares (rather than by 65 million shares originally proposed) and (b) the proposed increase in Swift's authorized preferred shares will be eliminated.

     Swift currently anticipates that shortly after the May 8 meeting it will deliver the notice of amendment to the proxy statement to each shareholder entitled to vote at the annual meeting.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               SWIFT ENERGY COMPANY


Date: May 3, 2001              By: /s/ Alton D. Heckaman, Jr.
                               -------------------------------------------------
                               Alton D. Heckaman, Jr.
                               Senior Vice President and Chief Financial Officer